                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                           ENRON GLOBAL MARKETS, LLC,

                           WEBMODAL ACQUISITION CORP.

                              CHRISTOPHER R. KRAVAS

                              STONEPATH GROUP, INC.

                                       AND

                                 WEBMODAL, INC.












                                FEBRUARY 8, 2001

                                TABLE OF CONTENTS

ARTICLE I  THE MERGER

         1.1  The Merger..........................................................................................1
         1.2  Closing Date........................................................................................1
         1.3  Consummation of the Merger..........................................................................2
         1.4  Effects of the Merger...............................................................................2
         1.5  Certificate of Incorporation; Bylaws................................................................2
         1.6  Directors and Officers..............................................................................2
         1.7  Conversion of Securities............................................................................2
         1.8  Exchange of Certificates............................................................................3
         1.9  Lost Certificates...................................................................................4
         1.10  Taking of Necessary Action; Further Action.........................................................4

ARTICLE II  REPRESENTATIONS AND WARRANTIES

         2.1  Representations and Warranties of EGM and Sub.......................................................4
                  (a)  Organization...............................................................................4
                  (b)  Authorization and Validity of Agreement....................................................4
                  (c)  No Approvals or Notices Required; No Conflict with
                       Instruments to which EGM or Sub is a Party.................................................4
         2.2  Representations and Warranties of Webmodal..........................................................5
                  (a)  Organization and Compliance with Law.......................................................5
                  (b)  Capitalization, Subsidiaries...............................................................5
                  (c)  Authorization and Validity of Agreement....................................................7
                  (d)  No Approvals or Notices Required; No Conflict with
                       Instruments to which Webmodal is a Party...................................................7
                  (e)  Financial Statements.......................................................................8
                  (f)  Absence of Undisclosed Liabilities.........................................................8
                  (g)  Conduct of Business in the Ordinary Course; Absence of Certain Changes and Events..........8
                  (h)  Litigation.................................................................................9
                  (i)  Employee Benefit Plans.....................................................................9
                  (j)  Taxes.....................................................................................11
                  (k)  Environmental Matters.....................................................................12
                  (l)  Insurance.................................................................................13
                  (m)  Affiliate Transactions....................................................................13
                  (n)  Contracts.................................................................................13
                  (o)  Business Relationships....................................................................14
                  (p)  Accounts Receivable.......................................................................14
                  (q)  Intellectual Property.....................................................................14
                  (r)  Labor Relations...........................................................................15
                  (s)  Severance, Termination, Change in Control and Similar Agreements..........................16
                  (t)  No Excess Parachute Payments..............................................................16
                  (u)  Brokers...................................................................................16
                  (v)  Disclosure................................................................................16


                                       i
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
         2.3  Representations and Warranties of Stonepath........................................................16
                  (a)  Organization..............................................................................16
                  (b)  Authorization and Validity of Agreement...................................................16
                  (c)  Webmodal Stock Ownership..................................................................17

ARTICLE III  COVENANTS OF WEBMODAL PRIOR TO THE EFFECTIVE TIME

         3.1  Conduct of Business by Webmodal Pending the Merger.................................................17
         3.2  Notice to Warrant Holders..........................................................................19
         3.3  Meeting of Stockholders of Webmodal................................................................19
         3.4  Cancellation of Carrier Equity Program.............................................................19
         3.5  Termination of Advisory Panel......................................................................20
         3.6  Termination of External Sales Representatives......................................................20
         3.7  Termination of Webmodal 401(k) Savings Plan........................................................20
         3.8  No Solicitation....................................................................................20

ARTICLE IV  ADDITIONAL AGREEMENTS

         4.1  Voting Agreement and Proxies.......................................................................20
         4.2  Filings; Consents; Reasonable Efforts..............................................................21
         4.3  Notification of Certain Matters....................................................................21
         4.4  Agreement to Defend................................................................................21
         4.5  Termination of Stonepath Warrant...................................................................22
         4.6  Repayment of Stonepath Debt........................................................................22
         4.7  Escrow of Portion of Kravas' Merger Consideration..................................................22
         4.8  Webmodal Employee Benefits.........................................................................24
         4.9  Webmodal Options...................................................................................24
         4.10  Cancellation of Vested and Vesting Webmodal Stock Options.........................................24
         4.11  Post-Effective Time Mailing.......................................................................25

ARTICLE V  CONDITIONS

         5.1  Conditions to Obligation of Each Party to Effect the Merger........................................25
         5.2  Additional Conditions to Obligations of EGM and Sub................................................26
         5.3  Additional Conditions to Obligations of Webmodal...................................................27

ARTICLE VI  INDEMNIFICATION

         6.1  Indemnification by Kravas, Webmodal and Stonepath..................................................27
         6.2  Indemnification by EGM and Sub.....................................................................29
         6.3  Conditions of Indemnification......................................................................29
         6.4  Exclusive Remedy for Breach........................................................................30
         6.5  Indemnification of Kravas..........................................................................30

ARTICLE VII  MISCELLANEOUS

         7.1  Termination........................................................................................31
         7.2  Waiver and Amendment...............................................................................32
         7.3  Nonsurvival of Representations, Warranties and Agreements..........................................32

                                       ii
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
         7.4  Public Statements..................................................................................32
         7.5  Assignment.........................................................................................33
         7.6  Notices............................................................................................33
         7.7  Governing Law......................................................................................34
         7.8  Severability.......................................................................................34
         7.9  Counterparts.......................................................................................34
         7.10  Headings..........................................................................................34
         7.11  Entire Agreement; Third Party Beneficiaries.......................................................34
         7.12  Schedules.........................................................................................34
         7.13  Disclosure........................................................................................34
         7.14  Expenses..........................................................................................34
         7.15  Binding Arbitration...............................................................................34


                             Schedules and Exhibits

         Schedule 1.6 - Officers of Surviving Corporation
         Schedule 2.2(b) - Capitalization
         Schedule 2.2(d) - Approvals
         Schedule 2.2(f) - Liabilities
         Schedule 2.2(g) - Conduct of Business
         Schedule 2.2(i) - Benefit Plans, Etc.
         Schedule 2.2(j) - Tax Matters
         Schedule 2.2(l) - Insurance
         Schedule 2.2(m) - Affiliate Transactions
         Schedule 2.2(n) - Contracts
         Schedule 2.2(o) - Business Relationships
         Schedule 2.2(q) - Intellectual Property
         Schedule 2.2(s) - Severance, Termination and Change of Control
                           Agreements
         Schedule 2.2(t) - Parachute Payments
         Schedule 4.9    - Employment, Consulting and Severance Terms


         Exhibit A - Form of Escrow Agreement
         Exhibit B - Form of Guaranty
         Exhibit C - Form of Legal Opinion of Mayer, Brown & Platt Exhibit D - Form of Legal Opinion of Gardere Wynne Sewell LLP

                          AGREEMENT AND PLAN OF MERGER

         This Agreement and Plan of Merger, dated as of the 8th day of February, 2001 (the "Agreement"), is among Enron Global Markets, LLC, a Delaware limited liability company ("EGM"), Webmodal Acquisition Corp., a newly formed Delaware corporation and a wholly owned subsidiary of EGM ("Sub"), Christopher R. Kravas ("Kravas"), Stonepath Group, Inc. (formerly known as Net Value Holdings, Inc.), a Delaware corporation ("Stonepath"), and Webmodal, Inc., a Delaware corporation ("Webmodal").


                                   WITNESSETH:

         WHEREAS, subject to and in accordance with the terms and conditions of this Agreement, the respective Boards of Directors of Sub and Webmodal, and EGM as sole stockholder of Sub, after determining that it is in the best interests of their respective stockholders, have approved the merger of Sub with and into Webmodal (the "Merger"), whereby each issued and outstanding share of Series A Convertible Preferred stock, $1.00 par value per share, of Webmodal (the "Webmodal Preferred Stock") and common stock, $0.0001 par value per share, of Webmodal (the "Webmodal Common Stock") not owned directly or indirectly by Webmodal will be converted into the right to receive cash as provided herein;

         WHEREAS, the parties hereto desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the consummation of the Merger;

         NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants herein contained, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

         1.1 The Merger. Subject to and in accordance with the terms and conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), at the Effective Time (as defined in Section 1.3) Sub shall be merged with and into Webmodal. As a result of the Merger, the separate corporate existence of Sub shall cease and Webmodal shall continue as the surviving corporation (sometimes referred to herein as the "Surviving Corporation"), and all the properties, rights, privileges, powers and franchises of Webmodal and Sub shall vest in the Surviving Corporation, without any transfer or assignment having occurred, and all debts, liabilities and duties of Webmodal and Sub shall attach to the Surviving Corporation, all in accordance with the DGCL.

         1.2 Closing Date. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Gardere Wynne Sewell L.L.P., 1000 Louisiana, Suite 3400, Houston, Texas 77002, as soon as practicable after the satisfaction or waiver of the conditions set forth in
Article V or at such other time and place and on such other date as EGM and Webmodal shall agree; provided, that the closing conditions set forth in Article V shall have been satisfied or waived at or prior to such time. The date on which the Closing occurs is herein referred to as the "Closing Date."

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         1.3 Consummation of the Merger. As soon as practicable on the Closing
Date, the parties hereto will cause the Merger to be consummated by filing with the Secretary of State of Delaware a certificate of merger in such form as required by, and executed in accordance with, the relevant provisions of the DGCL. The "Effective Time" of the Merger as that term is used in this Agreement shall mean such time as the certificate of merger is duly filed with the Secretary of State of Delaware.

         1.4 Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the DGCL.


         1.5 Certificate of Incorporation; Bylaws. At the Effective Time, the Certificate of Incorporation and Bylaws of Webmodal, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and Bylaws, respectively, of the Surviving Corporation.

         1.6 Directors and Officers. At and after the Effective Time, James Derrick, Mark A. Frevert, and Michael S. McConnel shall be the directors of the Surviving Corporation, and shall serve as such until the next annual meeting of the Surviving Corporation (or until their earlier resignation or removal) or until their respective successors are duly elected and qualified. At and after the Effective Time, the officers of the Surviving Corporation shall be as set forth on Schedule 1.6 hereof, each of whom shall serve in such capacities until their successors are duly elected or until their earlier resignation or removal.

         1.7 Conversion of Securities. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of EGM, Webmodal, Sub or their stockholders:

                  (a) Each share of Webmodal Preferred Stock issued and outstanding immediately prior to the Effective Time, other than shares of Webmodal Preferred Stock to be cancelled pursuant to Section 1.7(d), shall be converted into the right to receive a cash payment of $8.88 per share plus all accrued and unpaid dividends on each such share of Webmodal Preferred Stock (the "Preferred Stock Consideration").

                  (b) Each of the 800,000 shares of Webmodal Common Stock issued and outstanding immediately prior to the Effective Time and held of record by Kravas shall be converted into the right to receive a cash payment of $4.22.

                  (c) Each share of Webmodal Common Stock issued and outstanding immediately prior to the Effective Time, other than any shares of Webmodal Common Stock referred to in Section 1.7(b) or to be cancelled pursuant to Section 1.7(d), shall be converted into the right to receive a cash payment equal to the quotient obtained by dividing (i) an amount equal to (A) $8,594,470 minus (B) the product of (x) the Preferred Stock Consideration multiplied by (y) the number of shares of Webmodal Preferred Stock issued and outstanding immediately prior to the Effective Time, by (ii) the number of shares of Webmodal Common Stock issued and outstanding (or deemed outstanding pursuant to Section
         3.4 hereof) immediately prior to the Effective Time other than the 800,000 shares of Webmodal Common Stock held of record by Kravas (the "Common Stock Consideration").

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

                  (d) Each share of Webmodal Preferred Stock and Webmodal Common Stock held in the treasury of Webmodal and each share of Webmodal Preferred Stock and Webmodal Common Stock owned by Sub, EGM or any direct or indirect wholly owned subsidiary of EGM or of Webmodal immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

                  (e) Any share of Webmodal Common Stock owned by any holder who properly perfects its right to appraisal rights in accordance with the DGCL (a "Dissenting Stockholder") shall not be converted into the right to receive the Common Stock Consideration, but such Dissenting Stockholder shall be entitled to only such payments as are provided by the DGCL, which shall be paid by the Surviving Corporation. If any Dissenting Stockholder shall effectively withdraw or lose (through failure to perfect or otherwise) its right to appraisal, then, as of the later of the Effective Time or the occurrence of such event, each share of Webmodal Common Stock owned by such Dissenting Stockholder shall automatically be converted into the right to receive the Common Stock Consideration.

                  (f) Each share of common stock, par value $1.00 per share, of Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, $0.0001 par value per share, of the Surviving Corporation.

         1.8 Exchange of Certificates.

                  (a) From and after the Effective Time, each holder of a certificate that prior thereto represented shares of Webmodal Preferred Stock or Webmodal Common Stock shall be entitled, upon surrender thereof to the Surviving Corporation, to receive in exchange therefor, a cash payment which the shares of Webmodal Preferred Stock or Webmodal Common Stock so surrendered shall have been converted as aforesaid. Until so surrendered and exchanged, each certificate that prior to the Effective Time represented shares of Webmodal Preferred Stock or Webmodal Common Stock shall represent solely the right to receive cash.

                  (b) All cash issued upon the surrender for exchange of certificates that prior to the Effective Time represented shares of Webmodal Preferred Stock or Webmodal Common Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Webmodal Preferred Stock or Webmodal Common Stock. At and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Webmodal Preferred Stock or Webmodal Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates which prior to the Effective Time represented shares of Webmodal Preferred Stock or Webmodal Common Stock are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article I.

                  (c) None of EGM, Sub, Webmodal, the Surviving Corporation or their transfer agents shall be liable to a holder of shares of Webmodal

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         Preferred Stock or Webmodal Common Stock for any amount properly paid to a public official pursuant to applicable property, escheat or similar laws.

         1.9 Lost Certificates. If any certificate representing shares of Webmodal Preferred Stock or Webmodal Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against the Surviving Corporation with respect to such certificate, and the cash payable in exchange for the shares represented by such lost, stolen or destroyed certificate shall be paid to such person.

         1.10 Taking of Necessary Action; Further Action. The parties hereto shall take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger as promptly as possible. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Webmodal or Sub, such corporations shall direct their respective officers and directors to take all such lawful and necessary action.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

         2.1 Representations and Warranties of EGM and Sub. EGM and Sub hereby jointly and severally represent and warrant to Webmodal that:

                  (a) Organization. EGM is a limited liability company, duly organized, validly existing and in good standing under the laws of Delaware. Sub is a corporation duly organized, validly existing and in good standing under the laws of Delaware.

                  (b) Authorization and Validity of Agreement. EGM and Sub have all requisite corporate power and authority to enter into this Agreement and to perform their obligations hereunder. The execution and delivery by EGM and Sub of this Agreement and the consummation by each of them of the transactions contemplated hereby have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by EGM and Sub and is the valid and binding obligation of EGM and Sub, enforceable against EGM and Sub in accordance with its terms.

                  (c) No Approvals or Notices Required; No Conflict with Instruments to which EGM or Sub is a Party. Neither the execution and delivery of this Agreement nor the performance by EGM and Sub of their respective obligations hereunder, nor the consummation of the transactions contemplated hereby by EGM and Sub, will (i) conflict with the LLC Agreement of EGM or the certificate of incorporation or the bylaws of Sub; (ii) assuming satisfaction of the requirements set forth in clause (iii) below, violate any provision of law applicable to EGM and Sub; (iii) except for the filing of a certificate of merger in accordance with the DGCL, require any consent or approval of, or filing


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         with or notice to, any public body or authority, domestic or foreign, under any provision of law applicable to EGM or Sub; or (iv) require any consent, approval or notice under, or violate, breach, be in conflict with or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the creation or imposition of any lien upon any properties, assets or business of EGM or Sub under, any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument or other agreement or commitment or any order, judgment or decree to which EGM or Sub is a party or by which EGM or Sub or any of their assets or properties is bound or encumbered, except those that have already been given, obtained or filed or those where the failure to so give, obtain or file would not have a material adverse effect on the financial condition, results of operations or business of EGM and Sub, taken as a whole.

         2.2 Representations and Warranties of Webmodal. Webmodal and Kravas hereby jointly and severally represent and warrant to EGM and Sub that:

                  (a) Organization and Compliance with Law. Webmodal is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority and all necessary governmental authorizations to own, lease and operate all of its properties and assets and to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such governmental authority would not have a material adverse effect on the financial condition, results of operations or business of Webmodal (a "Webmodal MAE"). Webmodal is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be duly qualified does not and would not, either individually or in the aggregate, have a Webmodal MAE. Webmodal is in compliance with all applicable laws, judgments, orders, rules and regulations, domestic and foreign, except where failure to be in such compliance would not have a Webmodal MAE.

                  (b) Capitalization, Subsidiaries.


                           (i) The authorized capital stock of Webmodal consists
                  of 10,000,000 shares of Webmodal Common Stock and 3,000,000 shares of preferred stock, par value $1.00 per share, of which 563,000 shares have been designated as Series A Convertible Preferred Stock (previously defined in Section 1.7(a) as the "Webmodal Preferred Stock"). As of the date hereof, there are issued and outstanding 563,000 shares of Webmodal Preferred Stock and 1,262,400 shares of Webmodal Common Stock, and, except as set forth on Schedule 2.2(b) hereof, no shares of Webmodal Common Stock or Webmodal Preferred Stock are held as treasury shares. As of the date hereof and as of the Closing Date, Kravas is the record and beneficial holder of 800,000 shares of Webmodal Common Stock, and Stonepath is the record holder of 551,740 shares of Webmodal Preferred Stock and 122,100 shares of Webmodal Common Stock. Kravas has no interest in any capital stock of Webmodal or any securities exercisable for or convertible into shares of capital stock of Webmodal other than as set forth in this Section 2.2(b). All


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                  issued shares of Webmodal Preferred Stock and Webmodal Common
                  Stock were duly authorized and validly issued, are fully paid and nonassessable, and were issued in compliance with applicable securities laws and not in violation of any applicable preemptive rights. Except as set forth in Schedule 2.2(b) hereof, no holder of any issued and outstanding shares of Webmodal Common Stock or Webmodal Preferred Stock is entitled to preemptive rights. Except as set forth in Schedule 2.2(b) hereof, Webmodal is not a party to, and is not aware of, any voting agreement, voting trust or similar agreement or arrangement relating to any class or series of its capital stock, or any agreement or arrangement providing for registration rights with respect to any capital stock or other securities of Webmodal.

                           (ii) As of the date hereof, there are outstanding
                  options (the "Webmodal Options") to purchase an aggregate of 294,350 shares of Webmodal Common Stock under the Webmodal, Inc. Long-Term Stock Incentive Plan (the "Webmodal Stock Option Plan"). Of the outstanding options under the Webmodal Stock Option Plan, options to purchase an aggregate of 52,557 shares of Webmodal Common Stock with an exercise price of less than $6.16 per share are vested and exercisable as of the date hereof (the "Vested Webmodal Options") and options to purchase an aggregate of 4,394 shares of Webmodal Common Stock with an exercise price of less than $6.16 per share may vest and become exercisable on or before March 30, 2001 (the "Vesting Webmodal Options"). A complete listing of all such stock options under the Webmodal Stock Option Plan, including the vesting schedule for such options, is set forth in Schedule 2.2(b) hereof. As of the date hereof, Stonepath is the record holder of warrants to purchase up to 166,600 shares of Webmodal Common Stock at an exercise price of $8.88 per share pursuant to Warrant Certificate No. 2 dated October 31, 2000 (the "Stonepath Warrant"), which warrants shall expire at the Effective Time if not previously exercised. As of the date hereof, Paul H. Stevens and Eleanor M. Stephens, Trustees under Trust Agreement dated July 6, 1998, are the record holder of warrants to purchase up to 3,400 shares of Webmodal Common Stock at an exercise price of $8.88 per share pursuant to Warrant Certificate No. 3 dated October 31, 2000 (the "Stephens Warrant"), which warrants shall expire at the Effective Time if not previously exercised. As of the date hereof, Webmodal is obligated to issue an aggregate of 65,250 shares of Webmodal Common Stock to participants in the Webmodal Carrier Equity Program, which shares of Webmodal Common Stock shall be deemed issued immediately prior to the Effective Time as set forth in Section 3.4 hereof. Other than as set forth in this Section 2.2(b), there are not now, and at the Effective Time there will not be, any (A) shares of capital stock or other equity securities of Webmodal outstanding, other than Webmodal Common Stock issued pursuant to the exercise of Vested Webmodal Options or Vesting Webmodal Options that become exercisable prior to the Effective Time, or (B) outstanding options, warrants, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any class of capital stock of Webmodal, or contracts, understandings or arrangements to which Webmodal is a party, or by which it is or may be bound, to issue additional shares of its capital stock or options, warrants, scrip or rights to subscribe for, or securities or rights convertible into or exchangeable for, any additional shares of its capital stock. Without limiting the foregoing,
                  (A) no subscription agreements were received or accepted in connection with the proposed offering of up to $4,000,000 of convertible subordinated notes by Webmodal pursuant to the private placement memorandum dated October 23, 2000, no such securities were issued by Webmodal in such proposed offering, and Webmodal has no obligations or understandings to issue any such securities in the future, and (B) upon the termination of the External Sales Representative Agreements listed in
                  Schedule 2.2(n) hereof pursuant to Section 3.7 hereof, Webmodal will not issue any shares of its capital stock or any options, warrants, scrip or rights to subscribe for, or securities or rights convertible into or exchangeable for, any additional shares of its capital stock, nor will Webmodal have any obligation to issue any such capital stock or other securities, to any of the terminated external sales representatives.

                           (iii) Webmodal has no subsidiaries and, except as set
                  forth in Schedule 2.2(b) hereof, does not own any capital stock, limited partnership interests, general partnership interests, or other equity interests in any organization or entity.

                  (c) Authorization and Validity of Agreement. Webmodal has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery by Webmodal of this Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action (subject only, with respect to the Merger, to approval of the Merger by the affirmative vote of the holders of a majority of the outstanding shares of Webmodal Preferred Stock and of a majority of the outstanding shares of Webmodal Common Stock as provided for in Sections 3.3 and 5.1(a)). On or prior to the date hereof, the Board of Directors of Webmodal has determined to recommend approval of the Merger to the stockholders of Webmodal, and such determination is in effect as of the date hereof. The member of the board of directors of Webmodal designated by Stonepath pursuant to the Stockholders' Agreement among Webmodal, Kravas and Stonepath dated May 9, 2000, has voted in favor of the Merger. This Agreement has been duly executed and delivered by Webmodal and Kravas and is the valid and binding obligation of Webmodal and Kravas, enforceable against Webmodal and Kravas in accordance with its terms.

                  (d) No Approvals or Notices Required; No Conflict with Instruments to which Webmodal is a Party. Except as set forth in
         Schedule 2.2(d) hereof, neither the execution and delivery of this Agreement nor the performance by Webmodal of its obligations hereunder, nor the consummation of the transactions contemplated hereby by Webmodal, will (i) conflict with the certificate of incorporation or the bylaws of Webmodal; (ii) assuming satisfaction of the requirements set forth in clause (iii) below, violate any provision of law applicable to Webmodal; (iii) except for the filing of a certificate of merger in accordance with the DGCL, require any consent or approval of, or filing with or notice to, any public body or authority, domestic or foreign, under any provision of law applicable to Webmodal; or (iv) require any consent, approval or notice under, or violate, breach, be in conflict with or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the creation or imposition of any lien upon any properties, assets or business of Webmodal under, any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument or other agreement or commitment or any order, judgment or decree to which Webmodal is a party or by which Webmodal or any of its assets or properties is bound or encumbered, except those that have already been given, obtained or filed or those where the failure to so give, obtain or file would not have a Webmodal MAE.

                  (e) Financial Statements.

                           (i) Webmodal has previously furnished to EGM copies
                  of Webmodal's audited consolidated financial statements (including a balance sheet as of December 31, 1999, and the related statements of operations, stockholders equity, and cash flows for the period from July 28, 1999 (inception) through December 31, 1999), together with the related audit report of KPMG LLP, independent certified accountants.

                           (ii) Webmodal has also previously furnished to EGM
                  unaudited consolidated financial statements of Webmodal containing a balance sheet at November 30, 2000 and the related statements of operations, stockholders equity, and cash flows for the period from January 1, 2000 through November 30, 2000.

                           (iii) The financial statements referred to in
                  Sections 2.2(e)(i) and (ii) (collectively, the "Financial Statements") are true and complete in all material respects, and have been prepared in accordance with U.S. generally accepted accounting principles ("GAAP") applied on a consistent basis from period to period, except such changes as are required or permitted by changes in generally accepted accounting principles and approved by Webmodal's certified public accountants, and except that the unaudited consolidated financial statements do not contain footnotes. The Financial Statements fairly present in all material respects the financial condition of Webmodal at the respective dates thereof and the results of operations of Webmodal for the periods then ended.

                  (f) Absence of Undisclosed Liabilities. Except as set forth on
         Schedule 2.2(f), as of the date hereof Webmodal has no liabilities, obligations or contingencies of any nature whatsoever (whether absolute, accrued, contingent or otherwise) required to be disclosed on a financial statement (or the notes thereto) prepared in accordance with GAAP, except for (i) liabilities, obligations or contingencies which are accrued or reserved against on the Financial Statements and
         (ii) liabilities which were incurred after the date of the Financial Statements in the ordinary course of business.

                  (g) Conduct of Business in the Ordinary Course; Absence of Certain Changes and Events. Since December 31, 1999, except as contemplated by this Agreement or as disclosed in the Financial Statements or as set forth in Schedule 2.2(g) hereof, there has not been (i) through the date hereof, any Webmodal MAE, or any condition, event or development that reasonably may be expected to result in a Webmodal MAE; (ii) any material change by Webmodal in its accounting methods, principles or practices; (iii) any revaluation by Webmodal of any of its assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business, other than a write down of its investment in common stock of Stonepath; (iv) any entry by Webmodal into any commitment or transaction material to Webmodal other than pursuant to contracts and agreements listed Schedules 2.2(b), 2.2(i), 2.2(l), 2.2(m), 2.2(n), 2.2(q) or 2.2(s) hereof, (v) any declaration, setting aside or payment of any dividends or distributions in respect of the Webmodal Preferred Stock or Webmodal Common Stock or any redemption, purchase or other acquisition of any of its securities;
         (vi) any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the properties or business of Webmodal; (vii) any increase in indebtedness for borrowed money other than borrowings from Stonepath incurred with the consent of EGM pursuant to Section 3.1(e) hereof; or (viii) any granting of a security interest or lien on any property or assets of Webmodal.

                  (h) Litigation. As of the date hereof, there are no claims, actions, suits, investigations, inquiries or proceedings pending or, to the knowledge of Webmodal, overtly threatened against or affecting Webmodal or any of its properties at law or in equity, or any of its employee benefit plans or fiduciaries of such plans, or before or by any federal, state, municipal or other governmental agency or authority, or before any arbitration board or panel, wherever located.

                  (i) Employee Benefit Plans.


                           (i) Schedule 2.2(i) hereof provides a list of each of
                  the following which is sponsored, maintained or contributed to by Webmodal or any corporation, trade, business or entity under common control with Webmodal within the meaning of
                  Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended (the "Code") or Section 4001 of ERISA (a "Webmodal ERISA Affiliate") for the benefit of its employees, or has been so sponsored, maintained or contributed to within six years prior to the Closing Date:

                                    (A) each "employee benefit plan," as such
                           term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any related trust or funding arrangement ("Plan"); and

                                    (B) each personnel policy, stock option
                           plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement and each other employee benefit plan, agreement, arrangement, program, practice or understanding that is not described in Section 2.1(i)(i)(A) ("Benefit Program or Agreement").

                           True, correct and complete copies of each of the
                  Plans, Benefit Programs or Agreements, and all amendments thereto, have been furnished to EGM. There has also been furnished to EGM, with respect to each Plan required to file such report and description, the three most recent annual reports on Form 5500 and the summary plan description.

                           (ii) Except as otherwise set forth in Schedule 2.2(i)
                  hereof:

                                    (A) None of the Plans is subject to Title IV
                           of ERISA, and none of the Plans is a multiemployer plan within the meaning of Section 3(37) of ERISA;

                                    (B) Each Plan and each Benefit Program or
                           Agreement has been administered, maintained and operated in all material respects in accordance with the terms thereof and in compliance in all material respects with its governing documents and applicable law (including, where applicable, ERISA and the Code);

                                    (C) There is no matter pending with respect
                           to any of the Plans before any governmental agency, and there are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of Webmodal, threatened against, or with respect to, any of the Plans or Benefit Programs or Agreements or their assets;

                                    (D) No act, omission or transaction has
                           occurred which would result in imposition on Webmodal or any Webmodal ERISA Affiliate of breach of fiduciary duty liability damages under Section 409 of ERISA, a civil penalty assessed pursuant to Subsections (c), (i) or (l) of Section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code; and

                                    (E) Except as provided in Sections 2.2(s),
                           4.8 or 4.9 hereof or in separate agreements entered into between EGM and individual employees of Webmodal, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not require Webmodal or any Webmodal ERISA Affiliate to make a larger contribution to, or pay greater benefits under, any Plan, Benefit Program or Agreement than it otherwise would or create or give rise to any additional vested rights or service credits under any Plan or Benefit Program or Agreement.

                                    (F) For each Plan that is intended to
                           qualify under Section 401(a) of the Code, Webmodal has delivered to EGM a copy of the most recent determination letter issued by the IRS as to the qualification thereof, and there have been no developments or occurrences since the dates of such determination letter, including, but not limited to amendment or operation, which would result in the loss of such qualification.

                           (iii) Each Plan which is an "employee welfare benefit
                  plan," as such term is defined in Section 3(1) of ERISA, provides that it may be unilaterally amended or terminated in its entirety without liability, and no such plan provides for the accrual of additional liability after such amendment or termination.

                  (j) Taxes. Except as set forth in Schedule 2.2(j) hereof, all federal, state, local, and foreign returns, declarations, reports, including claims for refunds, estimates, information returns and statements (including any amendments thereof) ("Tax Returns") of or relating to any Tax (as defined below) that are required to be filed on or before the Closing Date by or with respect to Webmodal or any other corporation that is or was a member of an affiliated group (within the meaning of Section 1504 (a) of the Code) of corporations of which Webmodal was a member for any period ending on or prior to the Closing Date, have been or will be duly and timely filed with appropriate governmental authorities, and all Taxes, including interest and penalties, due and payable pursuant to such Tax Returns or otherwise required to be duly paid or deposited by or with respect to Webmodal have been paid or adequately provided for in reserves established by Webmodal. There is no claim against Webmodal with respect to any Taxes, and no assessment, deficiency or adjustment has been asserted or proposed with respect to any Tax Return of or with respect to Webmodal that has not been adequately provided for in reserves established by Webmodal in the Financial Statements. The total amounts set up as liabilities for current and deferred Taxes in the Financial Statements have been prepared in accordance with generally accepted accounting principles and are sufficient to cover the payment of all Taxes, including any penalties or interest thereon and whether or not assessed or disputed, that are, or are hereafter found to be, or to have been, due with respect to the operations of Webmodal through the periods covered thereby. Webmodal has (and as of the Closing Date will have) made all deposits (including estimated tax payments for taxable years for which its federal income tax return is not yet due) required with respect to Taxes. No waiver or extension of any statute of limitations as to any federal, state, local or foreign Tax matter has been given by or requested from Webmodal. Except for statutory liens for current Taxes not yet due, no liens for Taxes exist upon the assets of Webmodal. Webmodal (i) has not filed consolidated income Tax Returns with any other corporation, (ii) is not a party to any tax sharing or indemnity agreement, and (iii) has no liability for Taxes of any other person under Treasury Regulation ss.1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

                  Webmodal has previously provided to EGM true and correct copies of all federal, state and local income and franchise Tax Returns, examination reports and statements of deficiencies asserted or assessed against or agreed to by Webmodal for all open Tax periods. None of the assets of Webmodal (i) is property that is required to be treated as being owned by any other person pursuant to the "safe harbor lease" provisions of former Section 168(f)(8) of the Code, (ii) is "tax-exempt use property" within the meaning of Section 168(h) of the Code, or (iii) secures any debt the interest on which is tax-exempt under Section 103(a) of the Code.

                  For purposes of this Agreement, "Tax" or "Taxes" means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchises, windfall profits, severance, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, disability or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added or gains taxes; license, registration and documentation fees; and custom duties, tariffs and similar charges whether or not disputed; and including any transferee or secondary liability in respect of any tax (whether imposed by law, contractual agreement or otherwise) and any liability in respect of any tax as a result of being a member of any affiliated, consolidated, combined, unitary or similar group.

                  (k) Environmental Matters. Webmodal has complied in all material respects and is in compliance in all material respects with all applicable Environmental Laws (as defined below) pertaining to its assets and ownership thereof, and to the operation of its business. As of the date hereof, Webmodal has not received any written notice, or, to Webmodal's knowledge, any other notice, alleging that it is in violation of any applicable Environmental Law relating to any of its assets or to the use or ownership thereof, or to the operation of its business.

                  Neither Webmodal nor, to the knowledge of Webmodal, any other person has caused or taken any action that will result in, and Webmodal is not subject to, any material liability or obligation (other than restrictions on the use of such property or assets imposed by law, none of which restrictions materially affect the operation of the business of Webmodal as presently conducted) relating to (i) the environmental conditions on, under, or about the properties or assets of Webmodal owned, leased, operated or used by Webmodal or any predecessor thereto at the present time or in the past, including, without limitation, the air, soil and groundwater conditions at such properties or (ii) the past or present use, management, handling, transport, treatment, generation, storage, disposal or release of any Hazardous Materials.

                  Webmodal has disclosed and made available to EGM all material information, including, without limitation, all studies, analyses and test results, in the possession, custody or control of or otherwise known to Webmodal relating to (i) the environmental conditions on, under or about the properties or assets of Webmodal owned, leased, operated or used by Webmodal or any predecessor in interest thereto at the present time or in the past, and (ii) any Hazardous Materials used, managed, handled, transported, treated, generated, stored or released by Webmodal or any other person on, under, about or from any of the properties or assets of Webmodal or in connection with the operation of Webmodal's business.

                  For purposes of this Agreement, the term "Environmental Laws" shall mean, as to any given asset or operation of Webmodal, all applicable laws, statutes, ordinances, rules and regulations of any public, governmental or regulatory body, agency, department, commission, board, bureau or other authority or instrumentality (domestic or foreign), including any court or tribunal pertaining to protection of the environment. For purposes of this Agreement, the term "Hazardous Materials" shall mean any substance which is listed or defined as a hazardous substance, hazardous constituent or solid waste pursuant to any applicable Environmental Law.

                  (l) Insurance. Schedule 2.2(l) hereof sets forth a list and brief description of the insurance policies of Webmodal relating to its properties and the conduct of its business. All premiums due and arising thereon have been paid and such policies are in full force and effect. True, correct and complete copies of all such insurance policies have been provided to EGM.

                  (m) Affiliate Transactions. Schedule 2.2(m) hereof contains a list of all contracts, agreements, transactions or commitments between any stockholder or former stockholder of Webmodal, any officer, employee or director of Webmodal, any family member of any of the foregoing or any other affiliate of any of the foregoing (including any entity in which any of the foregoing has a 5% (or more) ownership interest), on the one hand, and Webmodal, on the other hand, other than compensation paid as part of the employment relationship for services rendered.

                  (n) Contracts. Set forth on Schedule 2.2(n) hereof is a complete and accurate list as of the date hereof of all agreements, licenses, contracts, leases and commitments of the following types (and all amendments thereto), to which Webmodal is a party or by which it or any of its properties is bound as of the date hereof, true and correct copies of which have been provided by Webmodal to EGM:

                           (i) mortgages, indentures, security agreements and
                  other agreements and instruments relating to the borrowing of money or advances of credit;

                           (ii) partnership or joint venture agreements;

                           (iii) sales agency or sales representative
                  agreements, distributorship agreements, supply agreements, marketing agreements, advertising or other media agreements and any agreements relating to Intellectual Property not listed on Schedule 2.2(q);

                           (iv) agreements to provide funds or to make any
                  investment (in the form of a loan, capital contribution or otherwise) in any entity or business;

                           (v) contracts or binding commitments limiting the
                  freedom of Webmodal to compete in any line of business or in any geographical area or with any person or entity;

                           (vi) contracts or binding commitments obligating
                  Webmodal to purchase minimum amounts of goods or services, including a summary of such requirements and a good faith estimate of Webmodal's purchases of such goods or services as of January 26, 2001;

                           (vii) all agreements, contracts or commitments
                  relating to the Webmodal Carrier Equity Program;

                           (viii) all agreements, contracts or commitments
                  relating to any real property owned or leased by Webmodal; and

                           (ix) all other agreements, contracts and commitments
                  (excluding purchase orders and sales orders created in the ordinary course of business) (i) any one (or series) of which in any way involve payments or receipts of more than $50,000 in the course of the year following the date hereof or (ii) which cannot be cancelled on thirty (30) days' (or less) notice at no cost or penalty.

                  As of the date hereof, all of the agreements, licenses, contracts, leases and commitments and other arrangements listed or referred to in Schedule 2.2(m) or Schedule 2.2(n) are in full force and effect and enforceable in accordance with their terms, and except as listed in Schedule 2.2(n), Webmodal and, to the knowledge of Webmodal, no other party to such agreement, license, contract, lease or commitment or other arrangement, has breached any provisions of, or is in default under, the terms thereof, and to the knowledge of Webmodal, no event that with the giving of notice, lapse of time or the happening of any event, or both, would become a default, has occurred thereunder.

                  (o) Business Relationships. Except as set forth in Schedule 2.2(o) hereof, as of the date hereof Webmodal has not received any written or, to Webmodal's knowledge, any other notice, that any person or entity with whom Webmodal does a material amount of business will not continue to do business with Webmodal after the Effective Time on terms and conditions substantially the same as those prevailing during the past 12 months.

                  (p) Accounts Receivable. All the accounts and notes receivable of Webmodal as of the Closing Date will be bona fide, will reflect actual transactions, and will have arisen in the ordinary course of business, and to Webmodal's knowledge, such accounts will be collectible in the ordinary course of business (subject to uncollectible accounts not in excess of Webmodal's historical experience). Webmodal has delivered to EGM an accurate listing and dating of all the accounts and notes receivable of it as of January 19, 2001.

                  (q) Intellectual Property.

                           (i) For purposes of this Section 2.2(q), the term
                  "Intellectual Property" means the United States and foreign trademarks, trade names, trade dress, copyrights, and similar rights, including registrations and applications to register or renew the registration of any of the foregoing, the United States and foreign letters patent and patent applications, and inventions, processes, designs, formulae, trade secrets, know-how, confidential information, computer software, data and documentation, and all similar intellectual property rights, tangible embodiments of any of the foregoing (in any medium including electronic media), and licenses of any of the foregoing.

                           (ii) Schedule 2.2(q) hereof sets forth a complete and
                  correct list of all patents and patent applications, trademark registrations and trademark applications and material unregistered trademarks, and copyright registrations, mask work, copyright and mask work applications, and material unregistered copyrights, in each case owned by Webmodal (together with all other Intellectual Property owned by Webmodal, the "Owned Intellectual Property"). Except as set forth in Schedule 2.2(q), Webmodal owns the Owned Intellectual Property free and clear of any liens or encumbrances. The Owned Intellectual Property constitutes all of the Intellectual Property used or held for use in connection with, necessary for the conduct of, or otherwise material to Webmodal's business as presently conducted, except for computer software licensed to Webmodal by third parties and any other Intellectual Property Licenses (as defined below) under which Webmodal is a licensee. Schedule 2.2(q) sets forth a complete and correct list of all licenses and arrangements
                  (i) pursuant to which the use by any person of Owned Intellectual Property is permitted by Webmodal and (ii) pursuant to which the use by Webmodal of Intellectual Property (other than standard commercially available computer software) is permitted by any person (collectively, together with any of the foregoing relating to computer software, the "Intellectual Property Licenses"). All Intellectual Property Licenses are in full force and effect in accordance with their terms, and are free and clear of any liens, claims or encumbrances, except as set forth in Schedule 2.2(q). Neither Webmodal nor, to the knowledge of Webmodal, any other party thereto, is in default under any Intellectual Property License, except where such default would not have a Webmodal MAE, and, to the knowledge of Webmodal, no such default is currently threatened. The conduct of Webmodal's business does not infringe the rights of any third party in respect of any Intellectual Property, except as set forth on Schedule 2.2(q). Except as set forth on
                  Schedule 2.2(q), to the knowledge of Webmodal, none of the Owned Intellectual Property is being infringed by third parties. Except as set forth on Schedule 2.2(q), there is no claim or demand of any person pertaining to, or any proceeding which is pending or, to Webmodal's knowledge, threatened that challenges the rights of Webmodal in respect of any Owned Intellectual Property or Intellectual Property License, or that claims that any default exists under any Intellectual Property License. Except as set forth on Schedule 2.2(q), the Owned Intellectual Property has been duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office and United States Copyright Office or other filing offices, domestic or foreign, to the extent necessary or, in the reasonable judgment of Webmodal, desirable, to ensure sufficient protection under any applicable law, and the same remain in full force and effect. The consummation of the Merger will not adversely affect any of Webmodal's rights to any Intellectual Property used by it in its business.

                  (r) Labor Relations. Webmodal is not a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with respect to a labor union or labor organization, and to the knowledge of Webmodal, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of Webmodal. As of the date hereof, there are no unfair labor practice complaints against Webmodal pending before the National Labor Relations Board and there is no labor strike, dispute, slow down or stoppage, or any union organizing campaign, actually pending or, to the knowledge of Webmodal, threatened against Webmodal.

                  (s) Severance, Termination, Change in Control and Similar Agreements. Except as set forth on Schedule 2.2(s) hereof, Webmodal is not a party to or bound by any agreement, commitment or arrangement with or for the benefit of any current or former employee, officer, director or consultant providing for any severance, termination, change in control or retention payments or benefits or for the vesting, enhancement or acceleration of any payments or benefits in connection with or as a result of, directly or indirectly, any change in control of Webmodal, nor will Webmodal be a party to or bound by any such agreement, commitment or arrangement at the Effective Time.

                  (t) No Excess Parachute Payments. Except as disclosed in
         Schedule 2.2(t) hereof, any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of Webmodal or any of its affiliates who is a "Disqualified Individual" (as such term is defined in proposed Treasury Regulation 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or benefit plan currently in effect would not be characterized as an "Excess Parachute Payment" (as such term is defined in Section 280G(b)(1) of the Code).

                  (u) Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Webmodal directly with EGM, without the intervention of any person on behalf of Webmodal in such manner as to give rise to any valid claim by any person against Webmodal, the Surviving Corporation, EGM or any of their subsidiaries for a finders' fee, brokerage commission or similar payment.

                  (v) Disclosure. This Agreement and each certificate or other instrument or document furnished by or on behalf of Webmodal or Kravas at the Closing to EGM, Sub or any agent or representative of EGM or Sub pursuant hereto, or in connection herewith, taken as a whole, do not contain any untrue statement of material fact, or omit to state a material fact, required to be stated herein or therein, or necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not materially misleading.

         2.3 Representations and Warranties of Stonepath. Stonepath hereby represents and warrants to EGM and Sub that:

                  (a) Organization. Stonepath is a corporation duly organized, validly existing and in good standing under the laws of Delaware.

                  (b) Authorization and Validity of Agreement. Stonepath has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery by Stonepath of this Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by Stonepath and is the valid and binding obligation of Stonepath, enforceable against Stonepath in accordance with its terms.

                  (c) Webmodal Stock Ownership. Stonepath is the record and beneficial owner of 551,740 shares of Webmodal Preferred Stock, 122,100 shares of Webmodal Common Stock and warrants to purchase 166,600 shares of Webmodal Common Stock at an exercise price of $8.88 per share pursuant to the Stonepath Warrant. Stonepath has no interest in any capital stock of Webmodal or any securities exercisable for or convertible into shares of capital stock of Webmodal other than as set forth in this Section 2.3(c).


                                  ARTICLE III

                COVENANTS OF WEBMODAL PRIOR TO THE EFFECTIVE TIME

         Webmodal covenants and agrees as follows, and Kravas covenants and agrees to cause Webmodal to do as follows:

         3.1 Conduct of Business by Webmodal Pending the Merger. From the date of this Agreement until the Effective Time, unless EGM shall otherwise agree in writing or as otherwise expressly contemplated by this Agreement:

                  (a) The business of Webmodal shall be conducted only in, and Webmodal shall not take any action except in, the ordinary course of business and consistent with past practice;

                  (b) Webmodal shall not directly or indirectly: (i) issue, sell, pledge, dispose of or encumber any capital stock of Webmodal except upon the exercise of Vested Webmodal Options or Vesting Webmodal Options that shall have become exercisable prior to the Effective Time;
         (ii) amend or propose to amend the certificate of incorporation or bylaws of Webmodal; (iii) split, combine or reclassify any outstanding capital stock, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to its capital stock whether now or hereafter outstanding; (iv) redeem, purchase or acquire or offer to acquire any of its capital stock; (v) enter into any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this Section 3.1(b); (vi) enter into, adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any consultant, director, officer or employee; (vii) increase in any manner the compensation or fringe benefits of any director, officer, employee or consultant; (viii) pay to any director, officer or employee any benefit not required by any employee benefit agreement, trust, plan, fund or other arrangement as in effect on the date hereof; (ix) commence any legal proceedings against any party or settle any legal proceedings or claims against Webmodal; or (x) lend or advance any funds or otherwise extend credit to any person other than advances to employees for business related expenses consistent with past practice and trade credit extended in the ordinary course of business;

                  (c) Webmodal shall use its reasonable efforts (i) to preserve intact the business organization of Webmodal, (ii) to maintain in effect any authorizations or similar rights of Webmodal, (iii) to keep available the services of the current officers and key employees of Webmodal, (iv) to preserve the goodwill of those having business relationships with it, (v) to maintain and keep its properties in as good a repair and condition as presently exists, except for deterioration due to ordinary wear and tear and damage due to casualty; and (vi) to maintain in full force and effect insurance comparable in amount and scope of coverage to that currently maintained by it;

                  (d) Webmodal shall not make or agree to make capital expenditures that in the aggregate exceed $25,000;

                  (e) Webmodal shall not (i) sell, pledge, dispose of or encumber any material portion of its assets, (ii) incur, assume or guarantee indebtedness for money borrowed, or (iii) prepay any indebtedness or other material liability, except prepayments made to obtain prepayment discounts consistent with past practice;

                  (f) Webmodal shall not authorize, propose or announce an intention to authorize or propose, or enter into an agreement with respect to, any merger, consolidation or business combination (other than the Merger) or any acquisition of a material amount of assets or securities, form any subsidiaries, or otherwise acquire direct or indirect control over any other person, except for (i) investments in connection with cash management activities consistent with past practice, or (ii) purchases of inventory, spares and replacements consistent with past practice;

                  (g) Unless the other party thereto breaches its obligations thereunder, Webmodal shall perform its obligations under any material contracts and agreements to which it is a party or to which any of its assets is subject;

                  (h) Webmodal shall not intentionally take any action that would result in any of the representations and warranties set forth in this Agreement becoming untrue or any of the conditions to the Merger set forth in Article V not being satisfied;

                  (i) Webmodal shall make available to EGM and its representatives such information with respect to the business and affairs of Webmodal as EGM shall reasonably request, and shall confer at such times as EGM may reasonably request with one or more representatives of EGM with respect to Webmodal's material operational matters and the general status of its operations;

                  (j) Webmodal shall prepare and timely file all Tax Returns required to be filed by Webmodal (except for any Tax Return for which an extension has been granted as permitted hereunder) on or before the Effective Date, and shall pay all Taxes (including estimated Taxes) due on such Tax Returns (or due with respect to Tax Returns for which an extension has been granted as permitted hereunder) or which are otherwise required to be paid at any time prior to or during such period. Such Tax Returns shall be prepared in accordance with the most recent Tax practices as to elections and accounting methods except for new elections that may be made therein that were not previously available, subject to EGM's consent (which shall not be unreasonably withheld or delayed);

                  (k) To the extent Webmodal has knowledge of the commencement or scheduling of any Tax audit, the assessment of any Tax, the issuance of any notice of Tax due or any bill for collection of any Taxes, or the commencement or scheduling of any other administrative or judicial proceeding with respect to the determination, assessment or collection of any Tax of Webmodal, Webmodal shall provide prompt notice to EGM of such matter, setting forth information (to the extent known) describing any asserted Tax liability in reasonable detail and including copies of any notice or other documentation received from the applicable Tax authority with respect to such matter; and

                  (l) Webmodal shall not take any of the following actions: (i) make, revoke or amend any Tax election; (ii) execute any waiver of restrictions on assessment or collection of any Tax; or (iii) enter into or amend any agreement or settlement with any Tax authority.

         3.2 Notice to Warrant Holders. Webmodal shall give written notice to Paul H. Stevens and Eleanor M. Stephens, Trustees under Trust Agreement dated July 6, 1998, of the Merger at least 30 days prior to the Effective Time in accordance with the terms of Stephens Warrant, or shall obtain a written waiver of such notice in a form reasonably acceptable to EGM.

         3.3 Meeting of Stockholders of Webmodal. Webmodal shall promptly take all action reasonably necessary in accordance with the DGCL and the certificate of incorporation and bylaws of Webmodal to convene a meeting of its stockholders (including any adjournments thereof, the "Webmodal Stockholders' Meeting") to consider and vote upon the adoption and approval of this Agreement and the Merger, including but not limited to giving notice to such stockholders of appraisal rights pursuant to Section 262 of the DGCL.

         3.4 Cancellation of Carrier Equity Program. Promptly after the date hereof, Webmodal shall provide written notice, the form and content of which shall be reasonably acceptable to EGM, to all participants in the Carrier Equity Program that the Carrier Equity Program will be cancelled immediately prior to the Effective Time, that the shares to which they would be entitled under such program will be determined as of the date hereof, informing each participant of the number of shares of Webmodal Common Stock it will be entitled to receive under the plan as so terminated, and the cash amount each such participant will receive in lieu of such shares of Webmodal Common Stock upon conversion as set forth in Section 1.7 hereof. Such notice shall also solicit the consent of each participant in the Carrier Equity Program to such cancellation and the terms thereof, and Webmodal shall use its reasonable efforts to obtain such consents. The 65,250 shares of Webmodal Common Stock issuable under the Carrier Equity Plan shall be deemed, for the purposes of this Agreement, to be issued and outstanding immediately prior to the Effective Time, and the participants therein shall be entitled to receive cash payments as if they held such shares immediately prior to the Effective Time under Section 1.7(c).

         3.5 Termination of Advisory Panel. Prior to the Effective Time, Webmodal shall terminate the advisory services of all of the members of Webmodal's Advisory Panel in accordance with the terms of the Advisory Panel Agreement with each such advisor.

         3.6 Termination of External Sales Representatives. Prior to the Effective Time, Webmodal shall terminate the sales representative arrangements with each of the three external sales representatives of Webmodal pursuant to the terms of the External Sales Representative Agreement with each such person.

         3.7 Termination of Webmodal 401(k) Savings Plan. Prior to the Effective Time, Webmodal shall terminate the Webmodal 401(k) Savings Plan.

         3.8 No Solicitation. From and after the date of this Agreement and until the sooner of the Effective Time or the expiration or termination of this Agreement, Webmodal shall not, directly or indirectly, through any officer, director, employee, representative or agent of Webmodal, (i) solicit or knowingly encourage, including by way of furnishing information, the initiation of any inquiries or proposals regarding (A) any merger, tender offer, sale of shares of capital stock or similar business combination transactions involving Webmodal, or (B) any sale of 5% or more of the assets of Webmodal (any of the foregoing transactions being referred to herein as a "Webmodal Acquisition Transaction"), (ii) negotiate or otherwise engage in discussions with any person (other than EGM, Sub or their respective directors, officers, employees, agents and representatives) with respect to any Webmodal Acquisition Transaction, or
(iii) enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement.

                                   ARTICLE IV

                              ADDITIONAL AGREEMENTS

         4.1 Voting Agreement and Proxies.

                  (a) In consideration of the mutual covenants and agreements in this Agreement, each of Stonepath and Kravas agree to vote all of the shares of capital stock of Webmodal held of record by it or him as of the date hereof, and any additional shares of capital stock of Webmodal acquired by it or him after the date hereof and on or before the record date for determining the stockholders entitled to vote at the Webmodal Stockholders' Meeting, in favor of the Merger. In furtherance of such agreements, Stonepath and Kravas agree not to dispose of any such shares of capital stock of Webmodal after the date hereof until the sooner of the Effective Time or the expiration or termination of this Agreement.

                  (b) Stonepath and Kravas each hereby irrevocably appoint EGM as proxy to vote all of their shares of capital stock of Webmodal, including shares of Webmodal Preferred Stock and Webmodal Common Stock, held on the record date for determining the stockholders entitled to vote at the Webmodal Stockholders' Meeting, in favor of the Merger at the Webmodal Stockholders' Meeting. The parties acknowledge and agree that these proxies are coupled with the interest of EGM in Webmodal arising out of the mutual rights and obligations of the parties under this Agreement.

                  (c) Stonepath agrees to take any and all actions necessary to cause the director of Webmodal designated by it pursuant to the Stockholders' Agreement among Webmodal, Kravas and Stonepath dated May 9, 2000, to vote in favor of the Merger, including but not limited to removing the designated director if he fails to vote in favor of the Merger and designating a new director.

                  (d) Stonepath and Kravas shall take such further actions and execute such additional documents as may be necessary or desirable to effect the voting of such shares of capital stock of Webmodal in favor of the Merger at the Webmodal Stockholders' Meeting or, upon the request of EGM, by written consent in accordance with the provisions of the DGCL.

         4.2 Filings; Consents; Reasonable Efforts. Subject to the terms and conditions of this Agreement, Webmodal and EGM shall (i) use all reasonable efforts to obtain all consents, waivers, approvals, authorizations and orders required in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger; and (ii) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

         4.3 Notification of Certain Matters. Webmodal shall give prompt written notice by facsimile to EGM, and EGM shall give prompt written notice by facsimile to Webmodal of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any of its representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect (without regard to any materiality qualifications contained therein) at any time from the date hereof to the Effective Time, (ii) any change or event having, or which, insofar as reasonably can be foreseen, would have, a Webmodal MAE, and (iii) any material failure by it or any of its officers, directors, employees or agents to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

         Any such disclosure shall supplement and amend the appropriate Schedule hereto. No such supplement or amendment to any Schedule shall be deemed to cure any breach for purposes of Section 5.2(a) or limit any liability for any such breach if EGM and Sub do not waive the conditions set forth in Section 5.2(a). If EGM and Sub waive any failure to satisfy the conditions set forth in Section 5.2(a) caused by the disclosure in such supplement and amendment and proceed with the Closing, any such supplement and amendment will be effective to cure and correct for all purposes any breach of any representation, warranty or covenant that would have existed if such amendment and supplement had not been made and all references to any Schedule hereto that is supplemented and amended as provided in this Section shall for all purposes (except as provided in the immediately preceding sentence) be deemed to be a reference to such Schedule as so supplemented and amended.

         4.4 Agreement to Defend. If any claim, action, suit, investigation or other proceeding by any governmental body or other person or other legal or administrative proceeding is commenced that questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the parties hereto agree to cooperate and use their reasonable efforts to defend against and respond thereto.

         4.5 Termination of Stonepath Warrant. Stonepath hereby waives any and all required notice of the Merger or any of the other transactions contemplated by this Agreement pursuant to the terms of the Stonepath Warrant and agrees that at the Effective Time, without any further action by the parties, the Stonepath Warrant will by its terms terminate and expire, and Stonepath shall have no further rights thereunder.

         4.6 Repayment of Stonepath Debt. EGM agrees to cause the Surviving Corporation to repay (i) the $500,000 principal amount of indebtedness currently owed by Webmodal to Stonepath pursuant to that certain Loan Agreement dated December 22, 2000, plus accrued and unpaid interest thereunder, (ii) the $500,000 principal amount of indebtedness currently owed by Webmodal to Stonepath pursuant to that certain Loan Agreement dated January 29, 2001, plus accrued and unpaid interest thereunder, and (iii) any additional indebtedness incurred by Webmodal from Stonepath after the date hereof pursuant to and in accordance with Section 3.1(e) hereof, promptly after the Effective Time.

         4.7 Escrow of Portion of Kravas' Merger Consideration.


                  (a) In recognition that the value of Webmodal will be significantly less than the merger consideration contemplated by this Agreement if Kravas does not continue to be associated with Webmodal after the Effective Time, Kravas agrees that $2,000,000 of the merger consideration he is entitled to receive under Section 1.7(b) hereof will be deposited in escrow pursuant to an Escrow Agreement in the form of Exhibit A hereto (the "Escrow Agreement") and will be subject to forfeiture as set forth in this Section 4.7. As of the date hereof, Kravas and EGM have entered into an employment agreement (the "Kravas Employment Agreement"), which shall become effective as of the Effective Time, and which provides for Kravas' continued association with Webmodal as an employee of EGM.

                  (b) The $2,000,000 deposited in escrow pursuant to the Escrow Agreement shall be invested in common stock of Enron Corp. as set forth therein. The shares of Enron Corp. common stock held in escrow pursuant to the Escrow Agreement after such investment is referred to herein as the "Escrowed Property." Kravas shall have the right to vote the Escrowed Property, but all dividends or other distributions thereon shall be held in escrow under the Escrow Agreement.

                  (c) The escrow agent under the Escrow Agreement (the "Escrow Agent") shall release from escrow and deliver to Kravas one third of the Escrowed Property, along with all dividends and other distributions on such one third of the Escrowed Property, on each of the first, second and third anniversaries of the Effective Date if Kravas continues as an employee of EGM on such date. As a result, if Kravas continues as an employee of EGM on the third anniversary of the Effective Date, all of the Escrowed Property and all dividends and distributions thereon will have been released from escrow and delivered to Kravas, and the Escrow Agreement will terminate.

                  (d) If Kravas ceases to be an employee of EGM due to his resignation without Good Reason (as defined below) or EGM's termination of Kravas for Cause (as defined below), all of the Escrowed Property that is held in escrow under the Escrow Agreement at the time of such resignation or termination shall be forfeited to EGM, and the Escrow Agent shall release the Escrowed Property from escrow and deliver it to EGM. If Kravas ceases to be an employee of EGM other than by his resignation without Good Reason or EGM's termination of Kravas for Cause, all of the Escrowed Property that is held in escrow under the Escrow Agreement at the time Kravas ceases to be an employee of EGM shall be released from escrow and delivered by the Escrow Agent to Kravas.

                  (e) As used in this Section 4.7, "Cause" shall mean (i) Kravas' gross negligence or willful misconduct in the performance of the duties and services as an employee of EGM or any other Enron affiliate; (ii) Kravas' final conviction of a felony by a trial court;
         (iii) Kravas' material breach of any provision of the Kravas Employment Agreement, which, if possible to correct, remains uncorrected for 30 days following EGM's written notice to Kravas of such breach; or (iv) Kravas' material violation of any material policy of EGM, Enron, or any Enron affiliate for which Kravas provides services, which, if possible to correct, remains uncorrected for 30 days following EGM's written notice to Kravas of such violation. As used in this Section 4.7, Kravas will have "Good Reason" to resign as an employee of EGM if (i) EGM materially breaches its obligations under the Kravas Employment Agreement and such breach continues unremedied for 30 days following Kravas' written notice to EGM of such breach, (ii) EGM significantly and adversely changes Kravas' duties and responsibilities, (iii) Kravas is required to relocate outside of the greater Houston area without his consent, or (iv) after the expiration of the Kravas Employment Agreement, EGM reduces Kravas' compensation below the levels payable under the Kravas Employment Agreement at the expiration thereof.

                  (f) The parties acknowledge and agree that all of the merger consideration Kravas is entitled to receive under Section 1.7(b) hereof in connection with the Merger will be paid as consideration for the shares of Webmodal Common Stock owned by Kravas immediately prior to the Effective Time, and none of such consideration will be paid to him in consideration for his future services to the Surviving Corporation, but that the forfeiture provisions set forth in the Escrow Agreement are intended as an estimate of the decreased value of Webmodal as of the Effective Time if Kravas is not associated with Webmodal for a period of at least three years after the Effective Time as set forth herein.

                  (g) In the event any of the EGM Indemnitees (as defined in Article VI hereof) are entitled to recover and EGM Damages (as defined in Article VI hereof) from Kravas pursuant to Article VI hereof, EGM shall be entitled to receive distributions of the Escrowed Property under the terms of the Escrow Agreement in satisfaction thereof.

                  (h) The parties agree to deliver to the Escrow Agent certificates and such other instructions as may be required under the Escrow Agreement in order to implement the provisions of this Section 4.7.

         4.8 Webmodal Employee Benefits. As soon as practicable after the Effective Time, those employees of Webmodal who become employees of the Surviving Corporation or EGM (the "Webmodal Employees") shall be entitled to participate in the employee benefit plans maintained for the benefit of similarly situated employees of EGM (the "EGM Plans"), except that those employees who become employees of the Surviving Corporation shall not be entitled to participate in any severance plan of EGM or any of its affiliates (including but not limited to Enron Corp.). With respect to eligibility and vesting requirements (but not benefit accrual, employer contributions, benefit formulas incorporating service, or employer subsidies) of such employee benefit plans, except for retiree medical benefits, the Webmodal Employees shall be given credit for past service with Webmodal, to the extent recognized under Webmodal's equivalent Plans.

         4.9 Webmodal Options.

                  (a) Either before or promptly after the date hereof, EGM shall make offers of transfers of employment to some of the current employees of Webmodal, and Webmodal shall provide a retention bonus arrangement to all such employees who do not accept such transfer offer and all Webmodal employees who are not offered transfers of employment by EGM, all as set forth in Schedule 4.9 hereof. In the event that any such employee does not accept such retention offer, Webmodal shall provide such employee severance as set forth in Schedule 4.9 hereof upon execution of a Waiver and Release Agreement. Each such offer and any Waiver and Release Agreement shall provide that the employee cancels and waives all rights under any existing Webmodal Options held by such employee (other than the Vested Webmodal Options and the Vesting Webmodal Options that become exercisable prior to the Effective Date) by accepting such offer. All such employment, retention, and severance and the related cancellation and waiver of Webmodal Options shall be effective upon the Effective Time. Webmodal and EGM shall use their reasonable efforts to obtain such agreements from each current employee of Webmodal.

                  (b) At the Effective Time, each outstanding Webmodal Option under the Webmodal Stock Option Plan that has not been cancelled pursuant to the agreements described in Section 4.9(a) (other than the Vested Webmodal Options and the Vesting Webmodal Options that become exercisable prior to the Effective Date) shall be deemed to constitute an option to acquire a cash amount per share equal to the Common Stock Consideration.

                  (c) The Board of Directors of Webmodal shall, prior to or as of the Effective Time, take all necessary actions, pursuant to and in accordance with the terms of the Webmodal Stock Option Plan and the instruments evidencing the Webmodal Options, to provide for the conversion of the Webmodal Options into the right to acquire cash as set forth in Section 4.9(b), and to ensure that no consent of the holders of the Webmodal Options is required in connection with such conversion.

         4.10 Cancellation of Vested and Vesting Webmodal Stock Options. Prior to or promptly after the date hereof, Webmodal shall have offered or shall offer in writing, the form and content of which shall be reasonably acceptable to EGM, to pay each holder of Vested Webmodal Stock Options and Vesting Webmodal Stock

Options that vest prior to the Effective Time a cash payment, payable at the Effective Time, equal to the number of such vested options multiplied by the excess of the Common Stock Consideration over the exercise price per share of such vested options. The acceptance of such offer shall require the holder of such options to agree to the cancellation of and waiver of all rights under any unvested Webmodal Stock Options held by him as of the Effective Time, to the extent such cancellation and waiver has not already been received from the holder of such options under Section 4.9 hereof. The Surviving Corporation shall pay such amounts to the holders of such options at the Effective Time. Such agreements shall not constitute an exercise of the Vested Webmodal Stock Options or the Vesting Webmodal Stock Options.

         4.11 Post-Effective Time Mailing. As soon as practicable following the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of certificates that represented shares of Webmodal Common Stock immediately prior to the Effective Time, at such holder's address as it appears on Webmodal's stock transfer records, a letter of transmittal and other information advising such holder of the consummation of the Merger along with information and instructions to enable such holder to effect the conversion of their Webmodal stock as contemplated by Article I of this Agreement.

                                   ARTICLE V

                                   CONDITIONS

         5.1 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

                  (a) This Agreement shall have been approved and adopted by the requisite vote of the stockholders of Webmodal, as may be required by law and by any applicable provisions of Webmodal' certificate of incorporation or bylaws;

                  (b) No order shall have been entered and remain in effect in any action or proceeding before any foreign, federal or state court or governmental agency or other foreign, federal or state regulatory or administrative agency or commission that would prevent or make illegal the consummation of the Merger;

                  (c) There shall have been obtained any and all material permits, approvals and consents of any governmental body or agency that reasonably may be deemed necessary so that the consummation of the Merger and the transactions contemplated thereby will be in compliance with applicable laws, the failure to comply with which would have a material adverse effect on the business, financial condition or results of operations of the Surviving Corporation after consummation of the Merger; and

                  (d) All approvals of private persons or corporations, (i) the granting of which is necessary for the consummation of the Merger or the transactions contemplated in connection therewith and (ii) the non-receipt of which would have a material adverse effect on the business, financial condition or results of operations of the Surviving Corporation after the consummation of the Merger, shall have been obtained.

         5.2 Additional Conditions to Obligations of EGM and Sub. The obligation of EGM and Sub to effect the Merger is, at the option of EGM and Sub, also subject to the fulfillment at or prior to the Closing Date of the following conditions:

                  (a) The representations and warranties of Webmodal and Kravas contained in Sections 2.2 and of Stonepath contained in Section 2.3 shall be accurate as of the date of this Agreement and (except to the extent such representations and warranties speak specifically as of an earlier date) as of the Closing Date as though such representations and warranties had been made at and as of that time; all of the terms, covenants and conditions of this Agreement to be complied with and performed by Webmodal, Kravas and Stonepath on or before the Closing Date shall have been duly complied with and performed in all material respects; and a certificate to the foregoing effect dated the Closing Date and signed by the chief executive officer of Webmodal shall have been delivered to EGM and Sub;

                  (b) If Webmodal shall have received prior to the taking of the vote at the Webmodal Stockholders' Meeting a written demand for appraisal under the DGCL in connection with the Merger from any holder of shares of Webmodal Preferred Stock or from holders of more than 3% of the shares of Webmodal Common Stock outstanding immediately prior to the Effective Time, then each such holder of Webmodal Preferred Stock making demand shall have either voted in favor of the Merger at the Webmodal Stockholders' Meeting or waived or otherwise withdrawn such demand in writing to the satisfaction of EGM, and a number of the holders of the Webmodal Common Stock making such demand shall have either voted in favor of the Merger at the Webmodal Stockholders' Meeting or waived or otherwise withdrawn such demand in writing to the reasonable satisfaction of EGM such that the holders of not more than 3% of the Webmodal Common Stock outstanding immediately prior to the Effective Time shall have perfected and retain appraisal rights under the DGCL immediately prior to the Effective Time; and a certificate to the foregoing effect dated the Closing Date and signed by the chief executive officer of Webmodal shall have been delivered to EGM and Sub;

                  (c) Neither Kravas nor Ken Crane shall have taken any action or given any notice that would breach (anticipatorily or otherwise), cancel or terminate the employment agreements between each such person and EGM entered into on the date hereof (which agreements by their terms are to be effective as of the Effective Time). Each such person shall be ready, willing and able to begin their services under such agreements as of the Effective Time, and such employment agreements shall be in full force and effect (subject to becoming effective as of the Effective Time);

                  (d) The holders of the Vested Webmodal Options and any Vesting Webmodal Options that become exercisable prior to the Effective Time shall have agreed to the cancellation of such options and all other Webmodal Options held by them as set forth in Section 4.10 hereof, and options to acquire not more than either (i) 12,000 shares of Webmodal

         Common Stock held by all option holders, or (ii) 5,500 shares of Webmodal Common Stock held by any single option holder, shall remain outstanding under the Webmodal Stock Option Plan after giving effect to the cancellations and waivers of Webmodal Options as set forth in Sections 4.9 and 4.10 hereof;

                  (e) Webmodal shall have received consents from each participant in the Carrier Equity Program to the termination of such program and the terms and conditions of such termination as set forth in Section 3.4 hereof, and Webmodal shall have provided copies of such consents to EGM; and

                  (f) EGM shall have received from Mayer, Brown & Platt, counsel to Webmodal, an opinion dated the Closing Date in the form of Exhibit C hereto.

         5.3 Additional Conditions to Obligations of Webmodal. The obligation of Webmodal to effect the Merger is, at the option of Webmodal, also subject to the fulfillment at or prior to the Closing Date of the following conditions:

                  (a) The representations and warranties of EGM and Sub contained in Section 2.1 shall be accurate as of the date of this Agreement and (except to the extent such representations and warranties speak specifically as of an earlier date) as of the Closing Date as though such representations and warranties had been made at and as of that time; all the terms, covenants and conditions of this Agreement to be complied with and performed by EGM or Sub on or before the Closing Date shall have been duly complied with and performed in all material respects; and a certificate to the foregoing effect dated the Closing Date and signed by an authorized officer of EGM shall have been delivered to Webmodal;

                  (b) EGM shall have delivered to Webmodal on the date hereof a Guaranty of the obligations of EGM and Sub hereunder by Enron in the form of Exhibit B hereto, and such Guaranty shall be in full force and effect on the Closing Date; and

                  (c) Webmodal shall have received from Gardere Wynne Sewell LLP, counsel to EGM, an opinion dated the Closing Date in the form of Exhibit D hereto.

                                   ARTICLE VI

                                 INDEMNIFICATION

         6.1 Indemnification by Kravas, Webmodal and Stonepath.

                  (a) Subject to the terms and conditions set forth herein, Kravas and Webmodal, jointly and severally, shall indemnify EGM, Sub, the Surviving Corporation and their respective affiliates and officers, directors, employees, agents, advisors and representatives (collectively, the "EGM Indemnitees"), and hold such EGM Indemnitees harmless from and against, and pay and reimburse the EGM Indemnitees for, any and all demands, claims, actions, losses, damages, liabilities, obligations, fines, Taxes, royalties, deficiencies, penalties, costs and expenses (including reasonable attorneys' fees and costs of investigation), whether or not resulting from third-party claims (collectively, "EGM Damages"), asserted against or incurred or sustained by an EGM Indemnitee as a result of or arising out of any misrepresentation or breach of any representation, warranty, covenant or agreement of Kravas or Webmodal contained in or made pursuant to this Agreement or in any schedule or other instrument, certificate, agreement or document delivered by Kravas or Webmodal at the Closing pursuant to this Agreement (in the case of any such representation or warranty, without taking into account any qualification as to the materiality or material adverse effect contained in such representation or warranty); provided, however, that a notice of a Claim (as defined in Section 6.3 hereof) by an EGM Indemnitee shall have been given to Kravas not later than one year after the Effective Time; and provided, further, that the indemnification obligations of Webmodal hereunder shall not survive the Effective Time.

                  (b) Since following the Effective Time Webmodal will be merged with Sub and will be the Surviving Corporation, Kravas agrees that he has no right of reimbursement or contribution against the Surviving Corporation with respect to any claim sought against him after the Effective Time.

                  (c) Subject to the terms and conditions set forth herein, Stonepath shall indemnify the EGM Indemnitees, and hold such EGM Indemnitees harmless from and against, and pay and reimburse the EGM Indemnitees for, any and all EGM Damages asserted against or incurred or sustained by an EGM Indemnitee as a result of or arising out of any misrepresentation or breach of any representation, warranty, covenant or agreement of Stonepath contained in or made pursuant to this Agreement or in any schedule or other instrument, certificate, agreement or document delivered by Stonepath at the Closing pursuant to this Agreement (in the case of any such representation or warranty, without taking into account any qualification as to the materiality or material adverse effect contained in such representation or warranty); provided, however, that the indemnification obligations of Stonepath hereunder shall not survive the Effective Time.

                  (d) In the event of any Claim for indemnity under Section 6.1(a) against Kravas, the EGM Indemnitees making such Claim shall not be entitled to indemnification for any Claim for EGM Damages of less than $7,500, and shall not be entitled to indemnification for any Claim for EGM Damages unless the aggregate amount of EGM Damages for individual Claims for EGM Damages in excess of $7,500 is greater than $300,000, in which case the EGM Indemnitees shall be entitled to indemnification only for EGM Damages in excess of such $300,000. Notwithstanding anything herein to the contrary, in no event shall Kravas' liability for indemnification hereunder arising after the Effective Time exceed the lesser of (i) $2,000,000 or (ii) the market value at the time of payment of such Claim of (A) the cash and property held under the Escrow Agreement and (B) any cash and property distributed from escrow to Kravas under the Escrow Agreement prior to the time of payment of such Claim. In the event any EGM Indemnitee is entitled to recover any EGM Damages from Kravas pursuant to Section 6.1(a), such EGM Indemnitee shall recover such amount from the assets held in escrow under the Escrow Agreement until no such assets remain prior to recovering any amount directly from Kravas. The liability of Kravas for any indemnification hereunder shall be reduced by the amount of other indemnity or insurance proceeds actually received by the EGM Indemnities with respect to the applicable Claim. Each EMG Indemnitee shall use all commercially reasonable efforts to obtain such indemnity and insurance proceeds and, if any such proceeds are received by an EMG Indemnitee with respect to any EMG Damages after Kravas has made a payment to the EMG Indemnitee with respect thereto, the EMG Indemnitee shall promptly pay to Kravas the amount of such proceeds (up to the amount of the payment previously made by Kravas).

         6.2 Indemnification by EGM and Sub. Subject to the terms and conditions set forth herein, EGM and Sub, jointly and severally, shall indemnify Kravas, Webmodal and Stonepath and their respective affiliates, agents, advisors and representatives (collectively, the "Seller Indemnitees") and hold the Seller Indemnitees harmless from and against, and pay and reimburse the Seller Indemnitees for, any and all demands, claims, actions, losses, damages, liabilities, obligations, fines, Taxes, royalties, deficiencies, costs and expenses, whether or not resulting from third-party claims, including interest and penalties with respect thereto (collectively, "Seller Damages"), asserted against or incurred or sustained by any Seller Indemnitee as a result of or arising out of any misrepresentation or breach of any representation, warranty, covenant or agreement of EGM or Sub contained in or made pursuant to this Agreement or in any schedule or other instrument, certificate, agreement or document delivered by EGM or Sub at the Closing pursuant to this Agreement.

         6.3 Conditions of Indemnification. The right of any EGM Indemnitee or any Seller Indemnitee, as the case may be (any such indemnitee, an "Indemnitee"), to indemnity with respect to claims for EGM Damages or Seller Damages under Section 6.1 or 6.2, as the case may be (any such claim, a "Claim"), shall be subject to the following terms and conditions:

                  (a) Such Indemnitee shall give the party or parties from which indemnity is sought (any such recipient of any such notice, the "Indemnifying Parties") prompt notice of any Claim asserted against or incurred by such Indemnitee (but in no event later than the date set forth in Section 6.1(a) hereof) and shall specify in reasonable detail the fact alleged to constitute a basis for such Claim. Such Indemnitee shall permit the Indemnifying Parties (at their own expense) to assume the defense of any claim or any litigation resulting therefrom, provided that (i) counsel for the Indemnifying Parties who shall conduct the defense of such claim or litigation shall be reasonably satisfactory to such Indemnitee, and (ii) such Indemnitee may participate in such defense at the expense of such Indemnitee. Except with the prior written consent of such Indemnitee, the Indemnifying Parties, in the defense of any such Claim, shall not consent to entry of any judgment or enter into any settlement that provides for injunctive or other non-monetary relief affecting such Indemnitee. Except with the consent of the Indemnifying Parties, in the defense of any such Claim in which the Indemnifying Parties have assumed the defense, such Indemnitee shall not consent to the entry of any judgment or enter into any settlement. After notice from the Indemnifying Parties to such Indemnitee of their election to assume the defense of such claim or action, the Indemnifying Parties shall not be liable to such Indemnitee under Sections 6.1, 6.2 or 6.3 for any legal or other expenses subsequently incurred by such Indemnitee in connection with the defense thereof, other than reasonable costs of investigation; provided, however, that such Indemnitee shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses for such counsel shall be at the expense of such Indemnitee unless (x) the employment thereof has been specifically authorized by the Indemnifying Parties or (y) such

         Indemnitee shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnifying parties and in the reasonable judgment of such counsel it is advisable for such Indemnitees to employ separate counsel.

                  (b) In the event that within thirty (30) business days after the Indemnifying Parties' receipt of an Indemnitee's delivery of notice of any Claim pursuant to Section 6.3(a), the Indemnifying Parties fail to notify such Indemnitee of their intention to defend such claim, such Indemnitee shall (upon further notice to the Indemnifying Parties) have the right to undertake the defense, compromise, settlement or payment in full of such Claim for the account of the Indemnifying Parties.

         6.4 Exclusive Remedy for Breach. Following the Closing, except for actions for statutory or common law fraud or intentional misrepresentation arising out of or relating to this Agreement, the indemnities provided for in this Article VI are the parties' sole and exclusive remedies for all inaccuracies of representations and warranties or breaches of covenants and agreements in this Agreement, and to the extent that any Indemnitee incurs or sustains any EMG Damages or Seller Damages in connection with or related to this Agreement or the transactions contemplated hereby for which it may assert any other right to indemnification, contribution or recovery, such Indemnitee hereby waives, releases and agrees not to assert such right.

         6.5 Indemnification of Kravas.

                  (a) The consideration issuable to the holders of the Webmodal Common Stock and Webmodal Preferred Stock under Section 1.7 of this Agreement in connection with the Merger was the result of arms'-length negotiations among the parties to this Agreement. If, notwithstanding the foregoing, any tax authority asserts that Kravas should be deemed to receive consideration in excess of the consideration he actually received pursuant to Section 1.7 of this Agreement, EGM shall, subject to the terms and conditions of this Section 6.5, indemnify Kravas, on an after-tax basis, from and against any federal, state, and local taxes, interest and penalties and any expenses (including reasonable attorney's and accountant's fees and expenses) incurred by Kravas resulting from the deemed receipt of such additional consideration and any deemed transfer of such additional consideration to the other holders of any Webmodal stock.

                  (b) In the event that any tax authority asserts that Kravas should be deemed to have received consideration in excess of the consideration he actually receives pursuant to Section 1.7 hereof, Kravas shall within 10 business days notify EGM in writing of such matter. Such written notice shall contain factual information (to the extent known) describing any asserted tax liability in reasonable detail and shall be accompanied by copies of any notice or other documents received from any tax authority with respect to such matter. If Kravas has knowledge of an asserted tax liability with respect to a matter for which he is to be indemnified under this Section 6.5 and he fails to provide EGM notice of such asserted tax liability within the time period set forth above, then (i) if EGM is precluded from contesting the asserted tax liability in any forum as a result of the failure to give prompt notice, EGM shall have no obligation to indemnify Kravas pursuant to this Section 6.5, and (ii) if EGM is not precluded from contesting the asserted tax liability in any forum, but such failure to provide prompt notice results in a monetary detriment to EGM, then any amount which EGM is otherwise required to pay Kravas pursuant to this Section 6.5 shall be reduced by the amount of such detriment.

                  (c) In connection with any audits, disputes, administrative, judicial or other proceedings arising from an assertion that Kravas should be deemed to have received consideration in excess of the consideration he actually received pursuant to Section 1.7 hereof, EGM shall be entitled to fully participate, at its own cost and expense, solely in that portion of the proceedings relating to its indemnification obligations under this Section 6.5. For purposes of this Section 6.5, the term "participate" shall include (i) participation in all conferences, meetings or other proceedings with any tax authority, (ii) participation in all appearances before any court or tribunal, and (iii) with respect to the matters described in the preceding clauses (i) and (ii), participation in the submission and determination of the content of all documentation, protests, memoranda of fact and law, briefs, and the conduct of oral arguments and presentations.

                  (d) Kravas shall not agree to settle any tax liability or compromise any claim with respect to taxes, which settlement or compromise would affect EGM's indemnification obligation under this
         Section 6.5 without the consent of EGM, which consent shall not be unreasonably withheld or delayed.

                  (e) Kravas and EGM will fully cooperate with each other and with each other's agents, including accounting firms and legal counsel, in connection with tax matters relating to EGM's indemnification obligations under this Section 6.5. Kravas shall retain all tax returns, schedules and work papers, and all material records and other documents relating to EGM's indemnification obligations under this
         Section 6.5.

                  (f) EGM's obligations under this Section 6.5 shall continue until all applicable statutes of limitations, including waivers and extensions, have expired with respect Kravas' 2001 individual tax return.

                                  ARTICLE VII

                                  MISCELLANEOUS

         7.1 Termination. This Agreement may be terminated and the Merger and the other transactions contemplated herein may be abandoned at any time prior to the Effective Time, whether prior to or after approval by the stockholders of
Webmodal:

                  (a) by mutual consent of EGM and Webmodal;

                  (b) by either EGM or Webmodal if the Merger has not been effected on or before March 30, 2001; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to Webmodal if the failure of the Merger to occur on or before such date has been caused by or has resulted from a failure by Webmodal or Kravas to fulfill any of their respective obligations under this Agreement, and the right to terminate this Agreement under this
         Section 7.1(b) shall not be available to EGM if the failure of the Merger to occur on or before such date has been caused by or has resulted from a failure by EGM or Sub to fulfill any of their respective obligations under this Agreement;

                  (c) by either EGM or Webmodal if a final, unappealable order of a judicial or administrative authority of competent jurisdiction to restrain, enjoin or otherwise prevent a consummation of this Agreement or the transactions contemplated in connection herewith shall have been entered;

                  (d) by EGM if (i) since the date of this Agreement there has been a material adverse change in the results of operations, financial condition or business of Webmodal or a Webmodal MAE (but taking into account Webmodal's current cash "burn rate" and any additional indebtedness incurred therefor in accordance with Section 3.1(e) hereof), or (ii) there has been a breach of any representation or warranty or covenant set forth in this Agreement by Webmodal which breach has not been cured within 30 days following receipt by Webmodal of notice of such breach; or

                  (e) by Webmodal if there has been a breach of any representation or warranty or covenant set forth in this Agreement by EGM which breach has not been cured within 30 days following receipt by EGM of notice of such breach.

         7.2 Waiver and Amendment. Any provision of this Agreement may be waived at any time by the party that is, or whose stockholders are, entitled to the benefits thereof. This Agreement may not be amended or supplemented at any time, except by an instrument in writing signed on behalf of each party hereto, provided that after this Agreement has been approved and adopted by the stockholders of Webmodal, this Agreement may be amended only as may be permitted by applicable provisions of the DGCL. The waiver by any party hereto of any condition or of a breach of another provision of this Agreement shall not operate or be construed as a waiver of any other condition or subsequent breach. The waiver by any party hereto of any of the conditions precedent to its obligations under this Agreement shall not preclude it from seeking redress for breach of this Agreement other than with respect to the condition so waived.

         7.3 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants or agreements in this Agreement shall survive the Effective Time, except for the representations and warranties made by Kravas jointly and severally with Webmodal in Section 2.2 (which shall not survive as made by Webmodal but shall survive as made by Kravas), which representations and warranties shall survive for a period of one year after the Effective Time, and the terms of Article I, Sections 4.5 through 4.12 (inclusive), Article VI and Article VII.

         7.4 Public Statements. Webmodal, Kravas, Stonepath and EGM agree to consult with each other prior to issuing any press release or otherwise making any public statement with respect to the transactions contemplated hereby, and, except as required by applicable law or stock exchange rules, none of them shall issue any such press release or make any such public statement without the consent of the others (which consent shall not be unreasonably withheld or delayed).

         7.5 Assignment. This Agreement shall inure to the benefit of and will be binding upon the parties hereto and their respective legal representatives, successors and permitted assigns. Except as set forth in this Agreement, this Agreement shall not be assignable by the parties hereto.

         7.6 Notices. All notices, requests, demands, claims and other communications which are required to be or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if (i) delivered in person or by courier, (ii) sent by confirmed telecopy or facsimile transmission, or (iii) mailed, certified first class mail, postage prepaid, return receipt requested, to the parties hereto at the following addresses:

if to Webmodal or Kravas:           Webmodal, Inc.
                                    580 Waters Edge Drive, Suite 220
                                    Lombard, IL  60148
                                    Attention:  Christopher R. Kravas
                                    Fax: (630) 620-5779

with a copy to:                     Mayer, Brown & Platt
                                    190 South LaSalle Street
                                    Chicago, IL  60603
                                    Attention:  James J. Junewicz
                                    Fax: (312) 706-8157

if to Stonepath:                    Stonepath Group, Inc.
                                    Two Penn Center Plaza
                                    Suite 605
                                    Philadelphia, PA 19103
                                    Attention:  Stephen M. Cohen
                                    Fax: (215) 564-3133

if to EGM or Sub:                   Enron Global Markets, LLC
                                    P. O. Box 1188
                                    1400 Smith Street
                                    Houston, Texas  77251-1188
                                    Attention:  Dan Reck
                                    Fax: (713) 646-2492

with a copy to:                     Gardere Wynne Sewell LLP
                                    1000 Louisiana, Suite 3400
                                    Houston, Texas 77002-5007
                                    Attention:  William Mark Young
                                    Fax: (713) 276-6864

or to such other address as any party shall have furnished to the other by notice given in accordance with this Section 7.6. Such notices shall be effective, (i) if delivered in person or by courier, upon actual receipt by the intended recipient, (ii) if sent by telecopy or facsimile transmission, on the date indicated by the confirmation, or (iii) if mailed, upon the earlier of five days after deposit in the mail and the date of delivery as shown by the return receipt therefor.

         7.7 Governing Law. This Agreement shall be governed by and in accordance with the laws of Texas, except that the provisions of the Delaware General Corporation Law shall govern those aspects of the Merger as are required thereunder to be governed thereby.

         7.8 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provision, covenants and restrictions of this Agreement shall continue in full force and effect and shall in no way be affected, impaired or invalidated.

         7.9 Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

         7.10 Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.


         7.11 Entire Agreement; Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all other prior agreements and understandings, both oral and written, among the parties or any of them, with respect to the subject matter hereof and neither this nor any document delivered in connection with this Agreement confers upon any person not a party hereto any rights or remedies hereunder.

         7.12 Schedules. Notwithstanding anything to the contrary contained in this Agreement or in any of the Schedules attached hereto, any information disclosed pursuant to any Schedule shall be deemed to be disclosed in all Schedules for all purposes of this Agreement.

         7.13 Disclosure. EGM and Sub acknowledge that they have conducted a due diligence investigation of Webmodal and have had sufficient opportunity to make whatever investigation and ask whatever questions of Webmodal and Kravas as they have deemed necessary and advisable for the purposes of determining whether or not to enter into this Agreement. EGM and Sub acknowledge that Webmodal and Kravas have made no representations or warranties regarding Webmodal or its business other than those expressly included in this Agreement and that Webmodal and Kravas have made no representations or warranties regarding any matters not contained in this Agreement, including any projections, cost estimates or other information that may have been provided to EGM and Sub during their due diligence investigation of Webmodal.

         7.14 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

         7.15 Binding Arbitration. In the event of any dispute, difference or question arising out of relating to the transactions contemplated by this Agreement ("Dispute") between any of the parties hereto ("Disputing Parties") which cannot be otherwise resolved by the Disputing Parties themselves, the Dispute will be settled by arbitration by an arbitrator mutually acceptable to the Disputing Parties in an arbitration proceeding conducted in Houston, Texas in accordance with the rules existing at the date hereof of the American Arbitration Association. If the Disputing Parties hereto cannot agree on an arbitrator within ten (10) days of the initiation of the arbitration proceeding, an arbitrator shall be selected for the Disputing Parties by the American Arbitration Association. The Disputing Parties shall use their best efforts to have the arbitral proceeding concluded and a judgment rendered by the arbitrator within forty (40) business days of the initiation of the arbitration proceeding. The decision of such arbitrator shall be final and judgment upon the award rendered by the arbitration may be entered in any court having jurisdiction thereof, and the costs (including, without limitation, reasonable fees and expenses of counsel and experts for the Disputing Parties) of such arbitration (including the cost to enforce or preserve the rights awarded in the arbitration) shall be borne by the Disputing Party whom the decision of the arbitrator is against. If the decision of the arbitrator is not clearly against one of the Disputing Parties, or the decisions of the arbitrator is against more than one Disputing Party on one or more issues, costs of such arbitration shall be borne equally by the Disputing Parties. Notwithstanding anything herein to the contrary, the arbitration provisions of this Section 7.15 shall not apply to any claim by any party for equitable relief. Further, the provisions of this
Section 7.15 shall not be construed to limit the right or obligation of the indemnified party pursuant to Article VI above to participate or assume the defense of a claim or to entitle the indemnified party to re-litigate in an arbitration proceeding any issues previously determined in a court proceeding.


                     [REMAINDER OF PAGE INTENTIONALLY BLANK.
                      THE NEXT PAGE IS THE SIGNATURE PAGE.]

         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed as of the date first above written.


                        WEBMODAL, INC.


                        By:
                           ----------------------------------------------
                                 Christopher R. Kravas, President


                        STONEPATH GROUP, INC.


                        By:
                           ----------------------------------------------
                        Name:
                             --------------------------------------------
                        Title:
                              -------------------------------------------



                        CHRISTOPHER R. KRAVAS



                       ENRON GLOBAL MARKETS, LLC


                       By:
                           ----------------------------------------------
                       Name:
                            ---------------------------------------------
                       Title:
                             --------------------------------------------



                       WEBMODAL ACQUISITION CORP.


                       By:
                          -----------------------------------------------
                       Name:
                            ---------------------------------------------
                       Title:
                             --------------------------------------------